UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material under § 240.14a-12

MITEK SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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MITEK SYSTEMS, INC.
770 FIRST AVENUE, SUITE 425
SAN DIEGO, CALIFORNIA 92101

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 4, 2025

February 18, 2025

Dear Stockholders,

We are writing to you regarding the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) of Mitek Systems, Inc. (“Mitek” or the “Company”) scheduled for 9:00 a.m., Pacific Time, on Tuesday, March 4, 2025. As noted in our proxy statement, our Board of Directors (“Board”) unanimously recommend a vote “FOR” the election of each director nominee at our annual meeting.

We are aware that Institutional Shareholder Services (“ISS”), in a recently issued report regarding the election of directors at our annual meeting, recommended stockholders withhold their votes against the re-election of our director nominees Scott Carter, Rahul Gupta, Susan J. Repo, Kimberly S. Stevenson, and Donna C. Wells based on its contention that the Board has not adequately acknowledged and addressed certain directors’ failure to receive majority support in last year’s annual meeting.

We are issuing this supplemental material to our proxy statement for the 2025 Annual Meeting in order to provide additional disclosures related to how we believe we have addressed the issues surrounding last year’s low support for certain directors. We have prepared this supplement to augment our 2025 proxy disclosures to provide a more clear and direct response on this specific issue and to further support the re-election of Mr. Carter, Mr. Gupta, Ms. Repo, Ms. Stevenson, and Ms. Wells.

Following the results of our 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”), our Board undertook a series of actions to address the dissatisfaction of stockholders expressed by these voting results:

•Progress on Remediation Efforts and Enhanced Audit Committee Disclosures
oThe Audit Committee Report contained in the 2025 proxy statement demonstrates the significant progress made by the Audit Committee and the Company in resolving half of the previously reported material weaknesses and provides significantly enhanced disclosures regarding the ongoing remediation efforts related to the remaining material weaknesses. This was the issue noted by ISS in their original “withhold” recommendation at the 2024 Annual Meeting which, based on our conversations with stockholders, was the primary driver of below majority support for the Board’s Audit Committee. ISS in their latest report relating to our 2025 Annual Meeting stated that the Company has disclosed extensive remediation efforts and has exhibited progress in addressing the ineffectiveness of its internal control over financial reporting. As a result, ISS stated that no adverse recommendations were warranted for this issue at this time.
•Board Refreshment Actions. While the primary driver of the below majority support was related to our reported material weaknesses, stockholders did also raise issues around our delays in replacing our CEO and expressed a desire to see additional talent on our Audit Committee. The following actions have been taken which we believe address those concerns:
oOn October 1, 2024, the Company announced the appointment of Edward H. West as the Company’s Chief Executive Officer and member of the Board, and Ms. Stevenson ceased serving as lead independent director.
oOn October 22, 2024, the Company announced the appointment of James Fay to the Board and as a member of the Board’s Audit Committee. Mr. Fay, who currently serves as Chief Financial Officer at Matterport, Inc. (NASDAQ: MTTR), brings over two decades of financial strategy and operational expertise to Mitek, having played a key role in scaling technology companies from early growth stages to IPO and acquisition. The Board believes Mr. Fay's experience adds extensive corporate governance, financial planning, investor relations and legal expertise as a director.
oOn October 22, 2024, the Company announced that James C. Hale, a member of our Audit Committee, notified the Company that he will not stand for re-election at the 2025 Annual Meeting.
oMark Rossi is a new independent director nominee at the 2025 Annual Meeting and would join the Board’s Audit Committee upon his election. Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C., a Connecticut based private equity firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with a particular emphasis on technology and telecommunications, health care services and products and business services. Mr. Rossi has previously served on seven public company boards and multiple public company audit committees. The Board believes that Mr. Rossi's extensive experiences in financial services and the tech industry, as well as his cumulative public company board experience, make him well qualified to serve on the Board.

We believe our actions and disclosures affirm the Board’s attention to addressing the dissatisfaction expressed by our stockholders in last year’s annual meeting.

In light of the additional disclosures provided herein, we hope that ISS will reconsider its recommendations, and that our stockholders will vote “FOR” Mr. Carter, Mr. Gupta, Ms. Repo, Ms. Stevenson, and Ms. Wells.

Regards,

/s/ Scott Carter

Scott Carter
Chair of the Board

Forward-Looking Statements

Some of the statements in this letter are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this statement include, without limitation, the ability of the company to successful remediate its material weaknesses. Although Mitek believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Mitek has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this letter speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this letter to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.